Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT BETWEEN RICK PURDYAND CEN BIOTECH, INC.

This Executive Employment Agreement (“Agreement”) is entered into as of December 6, 2021, by and between CEN Biotech, Inc. (the “Company”), and Rick Purdy (the “Executive”) and effective as of December 6, 2021 (the “Effective Date”). The parties believe it to be in their best interest to document the terms of the Executive's employment with the Company as follows:

In consideration of the employment of the Executive by the Company and the mutual agreements in this Agreement, the Executive and the Company agree as follows:

1.       Term of Agreement: The term of the Executive’s employment pursuant to this Agreement shall commence as of the Effective Date and shall continue for an indefinite period (the “Term), subject to termination in accordance with the provisions hereof.

2.       Employment Position/ Duties and Restrictions:

a.    During the Term, the Company agrees to employ the Executive and the Executive hereby accepts employment with the Company as its Senior Vice President of Deals and Acquisitions subject to the general supervision, advice and direction of the Company's CEO, and subject to the terms and conditions of this Agreement. The Executive's authority, duties and responsibilities shall be consistent with such authority, duties and responsibilities as are customary for this position, including, without limitation: overseeing assigned aspects of the Company's domestic and international operations as assigned; support the further developing, refining and implementing the Company's growth plans as assigned; and contribute to the Company's domestic and international acquisitions and investments as assigned. Executive shall also perform such other services and duties as the CEO may from time-to-time designate at its sole discretion.

b.    During the Term, the Company agrees that Executive may be nominated for election to the Board.

c.    Executive shall serve the Company, devote his full working time and attention to his duties, promote the interests of the Company and follow the reasonable and lawful instructions of the Board. Executive shall carry out his duties in a manner consistent with and in compliance with all present and future requirements and limitations of all applicable federal and provincial laws and regulations.

d.    Executive agrees that he shall at all times observe and be bound by all proper rules, policies, procedures, practices, and resolutions adopted, or to be adopted, by the Company which are generally applicable to the Company's officers and employees and which do not otherwise conflict with this Agreement.

e.    Executive shall not engage in any other business that would interfere with his duties, provided that nothing contained herein is intended to limit Executive's right to:

(i)    continue his involvement with organizations with which he was involved prior to the date of execution of this Agreement provided such entity is not a direct competitor of the Company and that his involvement will not interfere or conflict with his duties hereunder; and

(ii)    following the execution of this Agreement, but subject to the prior written consent by the Board, become involved with another business, provided such entity is not a direct competitor of the Company and that his involvement will not interfere or conflict with his duties hereunder.;

(iii)    make passive investments in the securities of publicly-owned companies or other businesses which will not interfere or conflict with his duties;

(iv)    serve on corporate, civic or charitable boards or engage in charitable activities without remuneration therefore; and

(v)    with the prior written consent of the Company’s Chairman, sit on the Board of one other company, provided that it is not a direct competitor of the Company.

f.    The Company shall, to the maximum extent not prohibited by law, indemnify and hold the Executive harmless for any acts or decisions made by the Executive in the course of fulfilling his responsibilities on behalf of the Company provided he has acted in good faith and in a manner the Executive reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding relating to his conduct in respect of Company matters, had no reasonable cause to believe his conduct was unlawful.

3.       Incentive Stock.

a.    On the Effective Date, the Executive shall receive 2,500,000 shares of the Company (the “Restricted Stock”) which shall be subject to the provisions of the Restricted Stock Agreement between the Company and the Executive (the “Restricted Stock Agreement”), including, without limitation, its forfeiture conditions, rights of repurchase and other transfer restrictions, except to the extent that any such provisions conflict with the provisions of this Agreement in which case the provisions of this Agreement will prevail.

b.    The board of the Company may, from time to time and in its sole discretion, award the Executive additional restricted stock, stock options or other equity based consideration, with any such awards being subject in each case to the applicable agreements governing such award.

4.       Ongoing Compensation and Benefits:

a.    Base Salary: The Executive shall receive an annual base salary (“Base Salary”) of Thirty One Thousand Two Hundred Dollars ($31,200.00) payable in accordance with the Company's regular payroll practices, as established from time to time. During the Term, the Company shall periodically review the Executive's Base Salary but, in any event, no less than on an annual basis, taking into consideration such factors as market trends, internal considerations and job performance, and may (but is not obligated to) increase, but not decrease, the annual Base Salary upon such review.

b.    Employee Benefits: The Executive may participate in the Company’s employee welfare, benefit, retirement and programs and policies that are in effect and generally available to the other senior executives of the Company, including any profit sharing or employee stock purchase, group life, health, hospitalization and disability insurance plans and paid time off (collectively the “Benefit Plans”). The Executive’s participation in the Benefit Plan will be subject to the terms and conditions of each Benefit Plan, including eligibility and compliance requirements.

c.    Other Benefits:

(i)    Travel - In accordance with the policies of the Company in effect from time to time, the Company shall pay for or reimburse the Executive for all documented business-related expenses incurred by the Executive in the performance of his duties, including travel expenses, in accordance with the Company's policies and on the same basis as paid, advanced or reimbursed to the Company's other senior executives.

(ii)    Work Visas and Permits – The Company shall pay for and secure any necessary work visas or permits reasonably required by the Executive to perform his duties.

(iii)    Professional Development and Training – The Company shall pay for or reimburse the Executive for any reasonable professional development or training.

(iv)    Paid Time Off – The Executive shall be entitled to:

(1)    public holidays in accordance with the Employment Standards Act, 2000 (the “ESA”) and, in any event, no less than the same number of holidays and sick days as are generally allowed to executive officers of the Company, and

(2)    the greater of (A) four (4) weeks of paid vacation per twelve (12) months’ plus ten (10) personal days or (B) the ESA minimum required paid vacation. Except to the extent prohibited by the ESA, vacation days not taken cannot be carried over to a subsequent vacation year and un-used portions are not convertible to cash.

(v)    Additional Compensation - In connection with the sale of the Company or any other transaction constituting a Change in Control (defined below) or a strategic transaction, the Board may, but shall not be obligated, to provide the Executive with additional compensation (including, but not limited to additional stock options or restricted stock) for services outside of general scope of duties and responsibilities of the Executive.

5.       Termination.

a.    Definitions. For purposes of this Agreement:

(i)     “Cause” means the occurrence of any event constituting just cause at law including, without limitation, the following:

(1)    an intentional tort (excluding any tort relating to a motor vehicle) which causes substantial loss, damage or injury to the property or reputation of the Company or its subsidiaries;

(2)    continued or repeated gross neglect of the Executive’s reasonable duties (for a reason other than illness or incapacity) which is not cured within ten (10) days after written notice thereof by the Board to the Executive.

(3)    the disregard of written, material policies of the Company or its subsidiaries which causes a material loss, damage or injury to the property or reputation of the Company or its subsidiaries which is not cured within ten (10) days after written notice thereof by the Board to the Executive;

(4)    any material breach of the Executive's ongoing obligation not to disclose confidential information and not to assign intellectual property developed during employment which, if capable of being cured, is not cured within ten (10) days after written notice thereof is given by the Board to the Executive; or

(5)    any substantial willful act which has a material harmful effect on the Company.

(ii)     “Change in Control” means the occurrence of any of the following in one or a series of related transactions: (A) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) under the Exchange Act) of more than one-half (1/2) of the voting rights or equity interests in the Company; (B) a replacement of more than one-half (1/2) of the members of the Board in a twelve (12) month period in a single election of directors that is not approved by at least a majority of (1) those individuals who were members of the Board on the date hereof, (2) those individuals who were nominated or appointed to the Board by at least a majority of such members of the Board (collectively, the persons referenced in clauses (1) and (2) shall be referred to herein as the “Incumbent Directors”), and (3) any member of the Board who was nominated or appointed by a majority of the Incumbent Directors at the time of such nomination or appointment; (C) a merger or consolidation of the Company or any affiliate thereof in one or a series of related transactions, unless following such transaction or series of transactions, the holders of the Company's securities prior to the first such transaction continue to hold at least one-half of the voting rights and equity interests in the surviving entity; (D) a sale of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis; (E) a recapitalization, reorganization or other transaction involving the Company or any affiliate thereof that constitutes or results in a transfer of more than one-half (1/2) of the voting rights or equity interests in the Company, unless following such transaction or series of transactions, the holders of the Company's securities prior to the first such transaction continue to hold at least one-half (1/2) of the voting rights and equity interests in the surviving entity or acquirer of such assets and one-half (1/2) or more of the Board remain the same; or (F) the execution by the Company or its controlling shareholders of an agreement providing for or reasonably likely to result in any of the foregoing events.

(iii)     “COBRA” means the U.S. Consolidated Omnibus Budget Reconciliation Act.

(iv)     “Disability” means the inability of the Executive to substantially perform the Executive's usual duties (provided, however, that the Company acknowledges its obligations to provide reasonable accommodation to the extent required by applicable law) for a period of sixty (60) consecutive days or any period of ninety (90) days in any 180 day period, in each case, excluding vacation leave and personal days and any holidays. In the event of a dispute between the parties hereto with respect to said Disability, the Executive shall be required to submit to a reasonable examination by a physician mutually chosen by the Company and the Executive, the cost of which shall be paid by the Company, and whose determination shall be binding upon the parties. Subject to applicable law, the Executive shall sign and deliver such documents reasonably requested by such physician to so permit such physician to provide a report including such determination to the Company and any other person reasonably necessary in connection with the resolution of such dispute.

(v)     “Good Reason” means:

(1)    a material diminution in the Executive's Base Salary below the amount to which he was entitled as of the Effective Date or as increased during the course of his employment with the Company, excluding one or more reductions (totaling no more than 20% in the aggregate) generally applicable to all senior executives provided, however, that such exclusion shall not apply if the material diminution in the Executive's Base Salary occurs within (A) 60 days prior to the consummation of a Change in Control where such Change in Control was under consideration at the time the Executive provided notice of the occurrence of the event he alleges constitutes Good Reason and his desire to terminate his employment with the Company on account of such as required herein, below or (B) twelve (12) months after the date upon which such a Change in Control occurs;

b.    Rights of Termination. This Agreement may be terminated as follows:

(i)    By the Executive Resigning Without Good Reason. The Executive has the right at any time on a minimum of thirty (30) days’ prior written notice to advise the Company that he is resigning his employment. In the event of termination of this Agreement by the Executive by resignation without Good Reason, no sums shall be payable by the Company except for: (i) any unpaid Base Salary through the effective date of resignation, and (ii) reimbursement for any expenses for which the Executive has not theretofore been reimbursed

(ii)    By the Executive for Good Reason. Following an event which constitutes Good Reason, the Executive has the right, subject to the provisions of this Section, to terminate his employment and receive from the Company those payments, benefits and perquisites as if the Company had terminated his employment without cause. As a pre-condition of the Executive’s ability to terminate his employment with the Company on account of Good Reason, he must provide notice of the occurrence of the event he alleges constitutes Good Reason and his desire to terminate his employment with the Company on account of such within ninety (90) days following the initial existence of the condition he alleges constitutes Good Reason. The Company will have a period of thirty (30) days following receipt of such notice to cure or revoke the condition constituting Good Reason. If the Company does not cure or revoke the event constituting Good Reason within such thirty (30) day period, the Executive's termination date shall be the day immediately following the end of such thirty (30) day period, unless the Company provides for an earlier termination date.

(iii)    By the Company for Cause. The Company may terminate this Agreement and the Executive’s employment hereunder for Cause by written notice to the Executive. In the event of termination of this Agreement by the Company for Cause, no sums shall be payable by the Company except for: (i) any unpaid Base Salary through the date of termination, (ii) reimbursement for any expenses for which the Executive has not theretofore been reimbursed and (iii) only if the act of Cause does not constitute willful misconduct, disobedience or willful neglect of duty that is not trivial and has not been condoned by the Company, any other amount due under the ESA for termination pay or severance pay.

(iv)    By the Company for Death or Disability.

(1)    In the event the Company terminates the Executive’s employment as a result of the Disability of the Executive, the Company shall give fifteen (15) days’ advance written notice to that effect to the Executive.

(2)    In the event of termination of this Agreement as a result of the death or Disability of the Executive where such death or Disability was the direct or proximate cause from the Executive conducting the Company business, no sums shall be payable by the Company thereafter except for: (A) any unpaid Base Salary through the date of termination; (B) reimbursement for any expenses for which the Executive shall not have theretofore been reimbursed; (C) the Company shall continue to pay to the Executive (or the estate of the Executive) his Base Salary for a period of [one (1) year] (the “On-Duty Severance Period”), payable in accordance with the Company’s regular payroll practices, as established from time to time; (D) if Executive is a qualified beneficiary under COBRA, pay to the Executive (or the Executive’s eligible dependents) COBRA continuation coverage premiums, including coverage for Executive’s eligible dependents, in the event the Executive elects such coverage, for the On-Duty Severance Period, and in the event that the COBRA continuation expires prior to the expiration of the On-Duty Severance Period, an amount equal to such COBRA continuation premiums for the remaining months in the On-Duty Severance Period; (E) other than in the event of death, maintain, to the extent permitted under the applicable insured benefit plan, the employer portion of the premium for the benefits to which the Executive was entitled as of the date of termination for the duration of the On-Duty Severance Period; and (F) all Restricted Stock previously issued to the Executive shall automatically vest.

(3)    In the event of termination of this Agreement as a result of the death or Disability of the Executive where such death or Disability was other than the direct or proximate cause from the Executive conducting the Company business, no sums shall be payable by the Company thereafter except for: (A) any unpaid Base Salary through the date of termination; (B) reimbursement for any expenses for which the Executive shall not have theretofore been reimbursed; (C) any benefits and other matters required by applicable law, including the ESA; and (D) if the Executive is a qualified beneficiary under COBRA, COBRA continuation coverage premiums, including coverage for the Executive’s eligible dependents, in the event the Executive elects such coverage, for a period of six (6) months after the date of employment termination (the “Disability Coverage Period”), and in the event that the COBRA continuation expires prior to the expiration of the Disability Coverage Period, an amount equal to such COBRA continuation premiums for the remaining months in the Disability Coverage Period.

(v)    By the Company Without Cause. The Company may terminate this Agreement and the Executive’s employment hereunder at any time without Cause and the Executive may terminate this Agreement for Good Reason, and in either case the Executive and the Company agree as follows:

(1)    no sums shall be payable by the Company thereafter except that: (i) the Company shall continue to pay to the Executive his Base Salary for a period of one (1) year (the “Severance Period”), payable in accordance with the Company’s regular payroll practices, as established from time to time, (ii) to the extent permitted under the applicable insured benefit plans, the Company shall maintain the employer portion of the premium for the benefits which the Executive then enjoys for the Severance Period, (iii) all Restricted Stock previously issued to the Executive shall automatically vest, and (iv) reimbursement for any expenses for which the Executive has not theretofore been reimbursed.

(vi)    Release Notwithstanding anything in this Agreement to the contrary, except for amounts required to be paid pursuant to the ESA, any other payments, benefits or perquisites payable by the Company to the Executive upon termination of employment is conditional on the Executive executing a release reasonably acceptable in form and substance to the Company, of and from any and all claims that the Executive has, or may have, against the Company relating to the Executive’s employment with, and the termination of that employment by, and services to, the Company, other than claims arising under this Agreement and claims which cannot be waived under applicable law.

6.       No Mitigation Obligation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.

7.       Tax Matters. The Company may withhold from any amounts payable under this Agreement all federal, provincial, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

8.       Compliance with Section 409A; Deferral of Certain Payments. Notwithstanding anything herein to the contrary, where applicable in respect of the residency of the Executive, this Agreement shall at all times be operated in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In particular, and without limiting the generality of the foregoing: (a) if any action taken hereunder in connection with any stock right, including the vesting, extension or renewal of the stock right, would result in the stock right becoming subject to the provisions of Section 409A of the Code, such action shall not be taken or shall be taken only to the extent that it will not result in the stock right becoming subject to Section 409A; (b) if any payment otherwise due hereunder would be, when otherwise due, subject to additional taxes and interest under Section 409A of the Code, then such payment shall be deferred to the extent required to avoid such additional taxes and interest; and (c) if you, at the time of your “separation from service” from the Company, are a “specified employee,” then to the extent any payment under this Agreement upon your termination of employment is subject to Section 409A of the Code, no such payment shall be made for six (6) months following your “separation from service.” The terms “separation from service” and “specified employee” shall have the meanings set forth under Section 409A of the Code and the regulations and rulings issued thereunder.

9.       Confidentiality. The Company is engaged in those businesses reported or disclosed in documents filed with the applicable securities commission(s) as well as those opportunities under active development at a point in time and as may be set out in the Company’s strategic plan(s) and the provision of services ancillary thereto (collectively the “Business”). In doing so, it has built up and established an extensive trade, reputation and goodwill in the Business. The Executive acknowledges and agrees that as a result of the nature of the Company’s business and the nature of Executive’s position with the Company, the Executive will come into contact with, have access to and learn various trade secrets and other Confidential Information, which are the property of the Company and its Affiliates. Such Confidential Information includes, but is not limited to:

a.    the names, addresses, and phone numbers of the Company’s and its afiliate’s customers and referral sources and all other confidential information relating to those customers and referral sources, including any other information relating to customers and referral sources that has been obtained or made known to the Executive as the result of performing services for the Company;

b.    Marketing Information, including, without limitation, the Company’s marketing methods, materials, and strategies;

c.    Financial Information, including, without limitation, pricing information, cost information, sales figures, sales reports, compensation paid to the Company’s and its affiliate’s employees, accounting/financial records (including, but not limited to, balance sheets, profit and loss statements, tax returns, payable and receivable information, bank account information and other financial reporting information);

d.    Operations and Strategic Information, including, without limitation, the existence and content of business plans, strategy plans, matters of a business nature such as information about the Company’s and its affiliate’s files, internal memoranda, personnel policies, payroll, and terms of employment;

e.    any information whose release could do harm to the Company or that could provide another Company with a competitive advantage, including methodology and analytical techniques, staff and shareholder information, information on current and prospective clients, and marketing strategies; and

f.    contemplated acquisitions, marketing investigations and surveys.

10.     Confidential Information shall not include any information which (i) the Executive possessed prior to the Effective Date, (ii) has or will provide to the Company, and (iii) any information that is, or subsequently becomes, publicly available without Executive’s breach of any obligation owed to the Company under this Agreement.

11.     In recognition of the Company’s need to protect the legitimate business interests and assets of the Company and the affiliates, and in consideration of the rights granted to the Executive in this Agreement, the Executive hereby agrees that with regard to any Confidential Information, at all times during the Term and for a period of two years following termination of the Term, for any reason, the Executive will regard and treat all such information as strictly confidential and wholly owned by the Company or its affiliate, as the case may be, and will not, for any reason or in any fashion, either directly or indirectly, use or reproduce any such Confidential Information or disclose, transfer, assign, disseminate or otherwise communicate any such Confidential Information to any person or entity for any purpose other than in accordance with this Agreement or pursuant to the instructions of a duly authorized representative of the Company.

12.     At the expiry of the Executive’s employment with the Company or at any other time that the Company so requests, the Executive shall return or cause to be returned to the Company all tangible property of the Company and shall not retain any copies of such property.

13.     Non-Solicitation of Customers. The Executive will not while employed by the Company and for a period of one (1) year following termination of employment, directly or indirectly by assisting others, solicit or accept, or attempt to solicit or accept, any business competitive to the business of the Company, from any customer with whom Executive had material contact (i.e. dealt with, supervised dealings with, obtained confidential information concerning, or had resultant earnings on) during employment with the Company.

14.      Non-solicitation of Employees. The Executive will not, during his/her employment with the Company, and for a period of one (1) year following termination of said employment, directly or indirectly by assisting others, solicit, recruit, raid, or hire, or attempt to solicit, recruit, raid, or hire any person who is an employee of the Company and with whom Executive became familiar as a result of Executive’s employment with the Company.

15.     Specific Enforcement. The Company and the Executive expressly agree that a violation of any of the covenants contained in Sections 9 - 13 shall cause irreparable injury to the Company and that, accordingly, the Company shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to temporary and permanent injunctive relief enjoining and restraining the Executive from doing or continuing to do any such act and any other violation or threatened violation of Section 9, 10, 11, 12 or 13.

16.     In the event the Executive is in breach of Section 12 or 13 hereof, the period of restraint set forth therein shall be automatically tolled and suspended for the amount of time that the breach continues.

17.     Severability..In the event any provision of this Agreement shall be found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void part were deleted; provided, however, if any of Sections 9 - 13 shall be declared invalid, in whole or in part, the Executive shall execute, as soon as possible, a supplementary agreement with the Company providing, to the extent legally possible, the protection afforded by said Sections. It is expressly understood and agreed by the parties hereto that the Company shall not be barred from enforcing the restrictive covenants contained in each of Section 9, 10, 11, 12 and 13 as each are separate and distinct, so that the invalidity of any one or more of said covenants shall not affect the enforceability and validity of the other covenants.

18.     Waiver. The waiver of a breach of any provision of this Agreement by either of the Parties shall not operate or be construed as a waiver by such Party of the breach of any other provisions of this Agreement or as a waiver of a subsequent breach of the same provision of this Agreement.

19.     Successors and Binding Agreement.

a.    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

b.    This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

c.    This Agreement is in the nature of a personal services contract and the duties assigned to Employee hereunder are non-delegable. Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 8(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

20.     Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three (3) business days after having been sent by a nationally recognized overnight courier service such as FedEx or UPS, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

21.     Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the Province of Ontario.

22.     Money. All monetary sums stated herein refer to US Funds.

23.     Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

24.     Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement. Any reference in this Agreement to a provision of a statute, rule or regulation will also include any successor provision thereto.

25.     Board Membership. Subject to the termination of this Agreement, during the Term, at each annual meeting of the Company's stockholders, the Company will nominate the Executive to serve as a member of the Board unless such nomination is not consistent with the goals and objectives of the Company’s nominating committee. The Executive's service as a member of the Board will be subject to any required stockholder approval. Upon the termination of the Executive's employment for any reason, unless otherwise requested by the Board, the Executive agrees to resign from the Board (and all other positions held at the Company and its affiliates), and the Executive, at the Board's request, will execute any documents necessary to reflect his resignation.

26.     Entire Agreement. This Agreement, once executed by the parties will constitute the entire agreement between the parties relating to the employment of the Executive and supersedes any prior agreements, whether written or oral. No amendment to these terms will be effective unless in writing and signed by both parties.

27.     Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

Signatures on next page:

COMPANY:

CEN Biotech Inc.

Bahige Chaaban, Co-President & CEO

EXECUTIVE:

Rick Purdy